EXHIBIT 23.3

                   CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Chateau Communities, Inc. on Form S-3 of our report dated February 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Chateau Properties, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is incorporated by reference in the 1996 Annual Report in Form 10-K of Chateau Properties, Inc. We also consent to the references to our Firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND, L.L.P.

Denver, Colorado
October 14, 1997

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